Exhibit 10.9

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS AGREEMENT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO THE CONFIDENTIALITY REQUEST. A COMPLETE VERSION OF THIS AGREEMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

PURCHASE AND PATENT ASSIGNMENT AGREEMENT

BETWEEN:

VALENT TECHNOLOGIES LLC

(“Valent”)

AND:

DEL MAR PHARMACEUTICALS (BC) LTD.

(“Del Mar”)

As used herein, Valent and Del Mar shall be referred to, collectively, as the “Parties,” and, individually, as a “Party.”

WHEREAS:

A.	Valent owns certain patent rights and related materials relating to [*] and the uses thereof.

B.	The Parties have agreed to enter into this Agreement to record the terms on which Valent has agreed to assign, convey and transfer such patent rights and sell related materials to Del Mar.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement and other good and valuable consideration (the receipt and sufficiency of which is acknowledged) the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1	Definitions

Capitalized terms used herein shall have the meanings set forth below, unless the context otherwise requires.

(a)
“Affiliate”, with respect to a Party, means any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Party. A Person shall be regarded as in control of another Person if it owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person.

(b)	“Agreement” means this Patent Assignment Agreement, including all Schedules attached hereto.

(c)
“Assigned Patents” means the patents and patent applications (and any patents to issue therefrom) that are identified on Schedule A attached hereto, and all patent applications (and the patents resulting therefrom) hereafter filed based upon or claiming priority from any such patents or patent applications, including any reissues, reexaminations, extensions (including any supplementary protection certificate), continuations, continuations in part (to the extent the claims thereof are supported by the specifications of patent applications otherwise included herein), divisions, provisionals, substitute applications, registration patents or patents of addition based on any such patent and all foreign counterparts of any of the foregoing.

(d)
“Business Day” means any day other than Saturday, Sunday or other Days on which commercial banks in Vancouver, British Columbia, Canada or California, USA are authorized or required by law or executive order to close.

(e)	“Calendar Quarter” means a period of three months ending on March 31, June 30, September 30 and December 31 in each Calendar Year.

(f)	“Calendar Year” means a period of one year ending on December 31.

(g)	“Compound” means any of the following: [*]

(h)	“Days” means any day, including working days, public holidays and weekend days.

(i)	“Del Mar Shares” means voting common shares of Del Mar.

(j)
“Diligent Efforts” means, with respect to Del Mar, the use of reasonable, diligent, good faith efforts and resources, as commonly used in the biotechnology industry by a company of similar resources as Del Mar for a product discovered or identified internally, which product is at a similar stage in its development or product life and is of similar market potential.  Diligent Efforts requires that Del Mar (itself or through its Affiliates or Third Party licensees), at a minimum, assign responsibility for such obligations to qualified employees, contractors or consultants, set annual goals and objectives for carrying out such obligations, and allocate resources designed to advance such goals and objectives.

(k)	“EMEA” means the European Medicines Agency, and any successor thereof.

(l)	“FDA” means the United States Food and Drug Administration, and any successor thereof.

(m)
“Financing Transaction” means a cumulative equity or debt financing(s), or a merger, acquisition, amalgamation, reverse takeover or other combination, or any combination of the foregoing, cumulatively totalling at least USD $2,000,000.

(n)
“First Commercial Sale” means, on a country by country basis, with respect to a Product, the first bona fide sale of such Product to a Third Party by or on behalf of Del Mar, its Affiliates or licensees in a country in the Territory after Regulatory Approval has been achieved for such Product in such country.  For greater certainty, sales for test marketing, sampling and promotional uses, clinical trial purposes or compassionate or similar use shall not be considered to constitute a First Commercial Sale, so long as the Product is provided free of charge, or at or below cost.

(o)	“Formalities” has the meaning given to it in Section 2.3.

(p)
“Generic Competition” means, with respect to a Product in a country, that another product(s) competitive with such Product and containing a Compound as its active ingredient is being lawfully marketed and sold by a Third Party in such country at the applicable time, and such competitive product(s) is approved for the same use as the Product, and such competitive product(s) (in units sold) in the applicable Calendar Quarter for such country exceeds 10%  of the total aggregate sales (in units sold) of such competitive product(s) combined with sales of such Product during such Calendar Quarter (based on sales statistics compiled by the government of the country, or by an organization the compiles such information and is acceptable to the Parties).

(q)	“Indemnified Party” has the meaning given to it in Section 9.3.

(r)	“Indemnifying Party” has the meaning given to it in Section 9.3.

(s)
“IP” means intellectual property of all types, including, without limitation, patents, copyrights, trademarks, service marks, trade dress, trade secrets, know-how, technology, data, and inventions (whether patented or not), data exclusivity, orphan drug exclusivity and other marketing exclusivity, and registrations and applications for registration of the foregoing.

(t)
“Licensing Revenues” means all remuneration received by Del Mar and its Affiliates from Third Party licensees with respect to the development or commercialization of Products, including (i) royalties (whether prepaid, advance or running) based on sales of Products by Third Party licensees or their sublicensees; (ii) any licensing fees for rights to develop or commercialize Products, or other payments in connection with the licensing of rights with respect to Products, the Assigned Patents or Materials; (iii) milestone payments based on development, regulatory or commercialization milestones for Products; but excluding  (A) equity purchases of Del Mar securities to the extent not exceeding the fair market value of such securities; and (B) equity, credit, barter, benefit, advantage, concession or amounts paid by the Third Party licensees or other collaborators or funders as advance payment or reimbursement for contract research and development activities.  If Del Mar and its Affiliates accept any form of consideration other than monies in lieu of such payments from Third Party licensees, such consideration will be converted into an equivalent monetary value, and such monetary value will be considered Licensing Revenues to Del Mar and its Affiliates under this Agreement.  “Licensing Revenues” exclude all Net Sales received by Del Mar and its Affiliates.

(u)	“Losses” means all losses, obligations, liabilities, damages, costs and expenses, including reasonable attorney’s fees.

(v)
“Materials” means the following in the possession or under the control of Valent and its Affiliates as of the Effective Date: (i) any samples or stock of the Compounds and/or Products (the “Prototype Drug”); (ii) prosecution files and associated docket list for the Assigned Patents; and (iii) IP, regulatory filings, results, data and other related materials related to the development, manufacture and/or commercialization of the Products.

(w)
“Net Sales” means, for any period, the gross amount invoiced by Del Mar and its Affiliates for the sale of Products to Third Parties, (including, without limitation, Third Party agents, distributors and wholesalers), less the total of the following, to the extent actually included in such invoiced amount and specifically applicable to the sale of such Products:

(i)	trade, cash and/or quantity discounts not already reflected in the amount invoiced;

(ii)	all excise, sales and other consumption taxes (including VAT) and custom duties, whether or not specifically identified as such in the invoice to the Third Party;

(iii)	freight, distribution, insurance and other transportation charges, whether or not specifically identified as such in the invoice to the Third Party;

(iv)	amounts repaid or credited by reason of rejections, defects or returns or because of chargebacks, retroactive price reductions, refunds or billing errors; and

(v)
rebates and similar payments made with respect to sales paid for or reimbursed by any governmental or regulatory authority such as, by way of illustration and not in limitation of the Parties’ rights hereunder, United States Federal or state Medicaid, Medicare or similar state program or equivalent foreign governmental program.

For purposes of determining Net Sales, “sale” will not include transfers or dispositions for charitable, promotional, pre-clinical, clinical, regulatory or governmental purposes.  If Del Mar and its Affiliates receive any non-monetary consideration for the sale of Products, such as barter or counter-trade and whether or not invoiced, then Net Sales of such Drug Product will be calculated based on the fair market value of such other consideration.  Del Mar will disclose to Valent the terms of any such non-monetary consideration arrangement promptly on entering into such arrangement and Del Mar and Valent will endeavour in good faith to agree on the fair market value in monetary terms as promptly as possible.  “Net Sales” exclude all Licensing Revenues received by Del Mar and its Affiliates from Third Party licensees.

(x)	“Patent Prosecution Consultation Period” has the meaning given to it in Section 6.2.

(y)	“Person” means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

(z)	“Products” means any and all products (i) containing or comprising a Compound as an active ingredient, or (ii) covered by or derived from any Valid Claims.

(aa)	“Reacquisition Option” has the meaning given to it in Section 3.1.

(bb)	“Reacquisition Option Period” has the meaning given to it in Section 3.1.

(cc)	“Reacquisition Trigger Date” has the meaning given to it in Section 3.1.

(dd)
“Regulatory Approval” means, with respect to any country, any and all approvals (including any applicable governmental price and reimbursement approvals), licenses, registrations, or authorizations of any Regulatory Authority necessary for the manufacture, use, storage, import, transport, promotion, marketing and commercial sale (including without limitation, packaging and labelling) of Products for human or animal use (as the case may be) in the country.

(ee)
“Regulatory Authority” means, with respect to any country, any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority to grant a Regulatory Approval or having jurisdiction over the testing, manufacture, use, storage, import, transport, promotion, marketing and sale of Products for human or animal use (as the case may be) in the country, including, in the United States, the FDA and in the European Union, the EMEA.

(ff)
“Regulatory Exclusivity Period” means, with respect to each Product, the period that any Regulatory Authority prohibits approval of another product competitive with the Product from being lawfully marketed and sold by a Third Party in a country.

(gg)	“Royalty Term” means, with respect to each Product, on a country by country basis in each country within the Territory, commencing on the First Commercial Sale of the Product until the last of:

(i)	the expiration of the last to expire of the Valid Claims in the Assigned Patents covering such Product in such country;

(ii)	the expiration of any Regulatory Exclusivity Period covering such Product in such country; and

(iii)	ten (10) years.

(hh)	“Territory” means worldwide.

(ii)	“Third Party” means any Person other than a Party or an Affiliate of any Party to this Agreement.

(jj)	“US” means the United States of America, and its territories and possessions.

(kk)	“USD” or “US Dollars” means the legal tender (currency) in the United States of America.

(ll)
“Valid Claim” means a claim (i) of an issued and unexpired Assigned Patent that has not been revoked or held permanently unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through re-issue or disclaimer or otherwise, or (ii) of any patent application included in the Assigned Patents that has not been cancelled, withdrawn or abandoned or been pending for more than six (6) years.

ARTICLE 2
ASSIGNMENT OF PATENTS AND TECHNOLOGY TRANSFER

2.1	Assignment

Valent hereby assigns, conveys and transfers to Del Mar all its right, title and interest in and to the Assigned Patents and the Materials, and all causes of action, rights of recovery and claims for damage or other relief relating, referring or pertaining to the Assigned Patents and the Materials, along with all income, royalties, damages or payments due or payable including claims for past or future infringement or misappropriation of the Assigned Patents and the Materials.  Notwithstanding the foregoing, Valent may retain copies of the Materials for reference in its patent prosecution efforts (subject to Section 6.1), as well as reasonable quantities of Compounds and Products for research purposes.

2.2	Delivery

On the Effective Date, Valent shall make available to Del Mar the Assigned Patents and Materials that are in Valent’s possession or control, including the prosecution files and associated docket list for the Assigned Patents (including copies of all correspondence to or from examining authorities regarding such Assigned Patents, patents and prior art searches pertaining to the Assigned Patents, and all correspondence with any attorney involved in the preparation and/or prosecution of the Assigned Patents).  The Parties acknowledge that Del Mar intends to have the Assigned Patents prosecuted and maintained by the attorneys and the Materials otherwise kept and managed at the prevailing premises and according to the prevailing practices established by Valent prior the assignment, transfer and conveyance of the Assigned Patents and Materials to Del Mar.  The Parties further agree that after the Effective Date Del Mar will enter into direct contractual relationship with the such attorneys, and will be solely responsible for any obligations and/or liabilities incurred in connection with the foregoing prevailing practices after the Effective Date.  Notwithstanding the foregoing, Del Mar may at any time transfer responsibility for prosecuting and maintaining the Assigned Patents to patent attorneys or patent agents of its choice and require delivery to it of the Materials, in which case Valent will cooperate with Del Mar, its attorneys and agents in so transferring the responsibilities for prosecution and maintenance of the Assigned Patents and receiving delivery of the Materials.

2.3	Further Assurances

Each Party covenants and agrees that it will, upon the reasonable request of the other Party, execute and deliver, or cause to be executed or delivered, any and all documents and take any and all actions that may be necessary or desirable to perfect or evidence the assignment, conveyance and transfer of the Assigned Patents and Materials set forth in Section 2.2 within ten (10) Days of such request. Without limiting the foregoing, Valent agrees to cooperate with Del Mar and to comply with all formalities prescribed by the relevant patent office or reasonably required by Del Mar (the “Formalities”) resulting in a document or documents evidencing or establishing the assignment, conveyance and transfer that allows the assignment to be fully effective.  Each Party shall bear its own costs and expenses of its activities under this Section, except that Del Mar shall bear all costs and expenses associated with the preparation and presentation of such Formalities and assignment.

2.4	Ongoing Support by Valent

Valent recognizes and acknowledges that the Products will require further development in order to permit commercial exploitation, and that Del Mar would not have acquired the Assigned Patents and Materials without a continued commitment by Valent to provide services to the development of Products.  Accordingly, Valent agrees to use commercially reasonable efforts to cause Dr. Dennis Brown to enter into a consulting or employment agreement with Del Mar and to provide such additional services to Del Mar as Del Mar may reasonably request during the next three (3) years in respect of the development of Products, at a charge for such services to be agreed upon from time to time between the Parties.

2.5	Development and Commercialization of Products

Del Mar shall have sole discretion and responsibility, at its cost, for the performance and management of all activities associated with the development, manufacture and commercialization of Products by Del Mar, its Affiliates and Third Party licensees.  Del Mar shall use Diligent Efforts to develop, manufacture and commercialize Products under this Agreement.

2.6	Opting Out by Del Mar; Reversion

(a)
If Del Mar elects not to proceed (“Opts-Out”) with the research, development and commercialization of the Products conducted by itself or its Affiliates or through Third Party licensees, then Del Mar will give written notice thereof (an “Opt-Out Notice”) to Valent.  In addition, if Del Mar materially breaches its obligations under Section 2.5, then Valent shall have the right to give Del Mar written notice of reversion (a “Reversion Notice”), provided that in such event, the Reversion Notice shall not become effective if Del Mar, within thirty (30) days after receiving such Reversion Notice: (i) cures such breach, or, (ii) if such breach is not curable within such thirty (30)-day period, provides Valent with a reasonable plan to cure such breach in a form that is reasonably acceptable to Valent, further provided that Valent shall have the right to provide Del Mar with another Reversion Notice effective immediately if Del Mar does not perform according to such plan.  Effective as of the effective date of the Opt-Out Notice or Reversion Notice, as the case may be, (i) Del Mar hereby assigns, conveys and transfers to Valent at no cost to Valent (A) all Del Mar’s then existing right, title and interest in and to the Assigned Patents and Materials; and (B) all know-how, regulatory filings, results, data and other related materials related to the development, manufacture and/or commercialization of the Products that are generated or otherwise obtained by or on behalf of Del Mar, its Affiliates or licensees and that Del Mar has the right to so transfer, assign and convey to Valent without violating any other agreement or arrangement with any Third Party; and (ii) Del Mar hereby grants Valent a non-exclusive, fully-paid, royalty-free, perpetual, worldwide and non-transferable (except as provided in Section 11.1) license, with the right to grant sublicenses, under all IP controlled by Del Mar that is incorporated into the Products and that Del Mar has the right to so license to Valent without violating any other agreement or arrangement with any Third Party, to develop, make, have made, use, offer for sale, sell and import the Products.

(b)
Upon the effective date of the Opt-Out Notice or Reversion Notice, as the case may be, Valent shall have sole discretion and responsibility (but not the obligation), at its cost, for the research, development and commercialization of the Products; however, Valent shall pay Del Mar royalties on the annual worldwide Valent Net Sales of Products.  The royalty rate shall be based on the stage of development and commercialization that the Products had achieved at the effective date of the Opt-Out Notice or Reversion Notice, as follows:

Date of Opt-Out Notice or Reversion Notice	Royalty on Valent Net Sales
Prior to acceptance of an IND	0%
Prior to Commencement of the first Registration Trial	2%
After Commencement of the first Registration Trial	5%

Royalties on Valent Net Sales shall become due and payable within sixty (60) days after the end of each Calendar Quarter and shall be calculated with respect to Valent Net Sales in such Calendar Quarter.  All royalties on Valent Net Sales shall be made in USD without reduction or deduction of any kind whatsoever.  Valent shall deliver to Del Mar with each payment of royalties on Valent Net Sales hereunder a statement setting out in detail how the royalties payment was determined.  Valent will furnish upon any request by Del Mar such reasonable evidence as is necessary to verify royalties owing by Valent to Del Mar on Valent Net Sales hereunder.

(c)	For the purposes of this Section 2.6, the following terms will have the following meanings:

“Act” means the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq., as amended and in effect from time-to-time.

“CFR” means the United States Code of Federal Regulations, as amended and in effect from time-to-time.

“Commencement of a Registration Trial” means the date on which the first subject in such Registration Trial is enrolled.

“Marketing Authorization” means all approvals from the relevant Regulatory Authority necessary to market and sell a Product in any country in the Territory (including without limitation all applicable pricing and governmental reimbursement approvals even if not legally required to sell the Product in a country).

“NDA” means a New Drug Application, Biologics License Application, Community-Wide Marketing Application, Marketing Authorization Application, filing pursuant to Section 510(k) of the Act, or similar application or submission for Marketing Authorization of a Product filed with a Regulatory Authority to obtain marketing approval for a biological or pharmaceutical product in that country or in that group of countries.

“NDA Filing” means the acceptance by a Regulatory Authority of an NDA for filing.

“Phase II” shall mean a human clinical trial, for which a primary endpoint is a preliminary determination of efficacy or dose ranges in patients with the disease target being studied as required in 21 C.F.R. §312, or a similar clinical study prescribed by any Regulatory Authority in a country other than the United States.

“Phase III” means a human clinical trial, the principal purpose of which is to establish safety and efficacy in patients with the disease target being studied as required in 21 C.F.R. §312, or similar clinical study prescribed by any Regulatory Authority in a country other than the United States.  A Phase III study shall also include any other human clinical trial intended as a Pivotal Study, whether or not such study is a traditional Phase III study.

“Registration Trial” means a Phase III study, a combined Phase II/Phase III study, or any Phase II study in lieu of a Phase III study), or any well controlled study intended to provide the substantial evidence of efficacy necessary to support an NDA Filing (a “Pivotal Study”).

“IND” means an investigational new drug application, clinical study application, clinical trial exemption, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

“Valent Net Sales” means, for any period, the gross amount invoiced by Valent and its Affiliates and sublicensees for the sale of Products to Third Parties, (including, without limitation, Third Party agents, distributors and wholesalers), less the total of the following, to the extent actually included in such invoiced amount and specifically applicable to the sale of such Products:

(i)	trade, cash and/or quantity discounts not already reflected in the amount invoiced;

(ii)	all excise, sales and other consumption taxes (including VAT) and custom duties, whether or not specifically identified as such in the invoice to the Third Party;

(iii)	freight, distribution, insurance and other transportation charges, whether or not specifically identified as such in the invoice to the Third Party;

(iv)	amounts repaid or credited by reason of rejections, defects or returns or because of chargebacks, retroactive price reductions, refunds or billing errors; and

(v)
rebates and similar payments made with respect to sales paid for or reimbursed by any governmental or regulatory authority such as, by way of illustration and not in limitation of the Parties’ rights hereunder, United States Federal or state Medicaid, Medicare or similar state program or equivalent foreign governmental program.

For purposes of determining Valent Net Sales, “sale” will not include transfers or dispositions for charitable, promotional, pre-clinical, clinical, regulatory or governmental purposes.  If Valent and its Affiliates receive any non-monetary consideration for the sale of Products, such as barter or counter-trade and whether or not invoiced, then Valent Net Sales of such Drug Product will be calculated based on the fair market value of such other consideration.  Valent will disclose to Valent the terms of any such non-monetary consideration arrangement promptly on entering into such arrangement and Valent and Valent will endeavour in good faith to agree on the fair market value in monetary terms as promptly as possible.

2.7	License Grant to Valent

Subject to the terms and conditions of this Agreement, Del Mar hereby grants Valent a non-exclusive, worldwide, fully-paid, royalty-free, perpetual and non-transferable (except as provided in Section 11.1) license, with the right to grant sublicenses, under the Assigned Patents to research, develop, make, have made, use, sell, offer for sale, otherwise commercialize and import products other than Products.

2.8	No Merger of Terms

The representations, warranties and covenants contained in this Agreement shall survive the completion of the assignment, conveyance and transfer of the Assigned Patents and Materials and shall continue in full force and effect for the benefit of Valent and Del Mar.

ARTICLE 3
CERTAIN OBLIGATIONS OF THE PARTIES

3.1	Financing Transaction

Del Mar will use reasonable commercial efforts to complete by December 31, 2010 a Financing Transaction to support the development of Products.  If Del Mar fails to complete a Financing Transaction by December 31, 2010, or such later date as approved by Valent (the “Reacquisition Trigger Date”), then Valent shall have the option (the “Reacquisition Option”) exercisable by written notice given by Valent to Del Mar within a period of thirty (30) Days after the Reacquisition Trigger Date (the “Reacquisition Option Period”) to terminate this Agreement and to reacquire the Assigned Patents.  If Valent validly exercises the Reacquisition Option within the Reacquisition Option Period, then Del Mar will assign, convey and transfer all its then existing right, title and interest in and to the Assigned Patents and Materials to Valent at no cost to Valent and upon such assignment, conveyance and transfer being complete this Agreement will terminate without further obligation or liability of either Party and each Party will be released from all remaining obligations under this Agreement, subject to Section 10.3(c).  If Del Mar completes a Financing Transaction on or before the Reacquisition Trigger Date or the Reacquisition Option Period expires without Valent having validly exercised the Reacquisition Option, then the Reacquisition Option will expire and be of no further force or effect, and will no longer be exercisable by Valent.

ARTICLE 4
FINANCIAL PROVISIONS

4.1	Net Sales – Royalties

On a Product-by-Product and country-by-country basis, during the applicable Royalty Term, Del Mar will pay Valent royalties based upon the Net Sales by Del Mar and its Affiliates for each Product.  Subject to Section 4.4, the royalty rate for each Product and on a Product-by-Product basis for Net Sales made by Del Mar and its Affiliates will be 10%.

4.2	Licensing Revenues – Royalties

On a Product-by-Product and country-by-country basis, during the applicable Royalty Term, Del Mar will pay Valent royalties based upon Licensing Revenues received by Del Mar and its Affiliates from Third Party licensees (i.e., licensees that are not Del Mar’s Affiliates).  The royalty rate for Licensing Revenues on a Product-by-Product basis for Licensing Revenues received by Del Mar and its Affiliates will be 20%.

4.3	Purchase of Prototype Drug, Materials and Intellectual Property

Del Mar shall purchase the Prototype Drug from Valent at a cost of $250,000 (“Drug Product Purchase Payment”).  Such Drug Product Purchase Payment shall be become due upon the Effective Date and shall be made no later than 90 days following the completion of a Financing Transaction, unless otherwise agreed by the Parties.

In recognition of the value of the Intellectual Property and Materials other than the Prototype Drug, and subject to compliance with applicable securities laws and the constating documents of Del Mar, Del Mar agrees to grant to Valent warrants (the “Valent Warrants”) entitling Valent to purchase 500,000 Del Mar Shares upon completion of the Financing Transaction. The Valent Warrants shall be granted only if a Financing Transaction occurs, and will be granted within 60 days following the completion of a Financing Transaction pursuant to the terms and conditions of a warrant agreement to be entered into between Del Mar and Valent and shall contain a net exercise provision and other customary provisions. The Valent Warrants shall be exercisable at any time following their issuance and shall automatically expire five (5) years after the  closing date of the Financing Transaction. Except as provided in this Section, the exercise price of the Valent Warrants will be equal to the purchase price of the securities sold under the Financing Transaction. Notwithstanding the foregoing, if at any time Del Mar lists the Del Mar Shares on any public exchange and the average daily closing price of the Del Mar Shares traded on the public exchange is twice (2x) the initial public offering share price for the Del Mar Shares for more than ninety (90) consecutive trading days (the “Trading Period”), then Del Mar may by written notice (the “Warrant Exercise Notice”) require Valent to exercise the Valent Warrants within thirty (30) days (the “Warrant Exercise Period”) of the Warrant Exercise Notice at an exercise price equal to the average daily closing price of the Del Mar Shares during the Trading Period. Any unexercised Valent Warrants that Valent does not exercise within the Warrant Exercise Period shall thereafter automatically expire.

4.4	Adjustments to Royalties on Net Sales

(a)
Generic Competition.  If, in a given country during a Calendar Quarter for which royalties are being calculated hereunder for Net Sales, any Product is not covered by a Valid Claim included in the Assigned Patents or by any Regulatory Exclusivity Period AND Generic Competition exists for the particular Product(s) in such country, then the royalty rate otherwise applicable to the Net Sales will be reduced by fifty percent (50%) (i.e., reduced to five percent (5%)).

(b)
Anti-Stacking Provision.  If access to a Third Party’s IP is required for exploitation of the Products, and in such circumstances Del Mar or its Affiliates pay royalties to a Third Party for any Product for which royalties are also due to Valent for Net Sales, Del Mar will have the right to deduct from the royalties owed to Valent on account of Net Sales fifty percent (50%) of the royalties paid to such Third Party for such Product, provided that this reduction in payment to Valent will not exceed five percentage points (5%) of the ten percent (10%) royalties on Net Sales otherwise payable by Del Mar to Valent (i.e., the royalty payable to Valent will be reduced by up to five percent (5%)).

4.5	Royalty Payments

Royalties will be payable on a Calendar Quarter basis, within [sixty (60) days] after the end of each Calendar Quarter, based upon the Net Sales and Licensing Revenues during such Calendar Quarter.

4.6	Royalty Statements

Del Mar will deliver to Valent within [sixty (60) days] after the end of each Calendar Quarter in which Products, for which Del Mar owes a royalty hereunder, are sold, and Licensing Revenues are received, a detailed statement showing (i) Net Sales made by Del Mar and its Affiliates of each such Product; (ii) the amount and calculation of royalties due on such Net Sales; (iii) Licensing Revenues received by Del Mar and its Affiliates during the applicable Calendar Quarter; and (iv) the amount and calculation of royalties due on such Licensing Revenues.

4.7	Payment Method

All amounts due by Del Mar hereunder will be paid by wire transfer in immediately available funds to an account designated by Valent.

4.8	Currency; Foreign Payments

All amounts due to Valent hereunder will be expressed and paid in USD, unless specifically provided otherwise.  With respect to Net Sales and Licensing Revenues received in a currency other than USD, the Net Sales and Sublicense Revenue (Products Sales) will be expressed in the applicable domestic currency, together with the USD equivalent calculated in accordance with Del Mar’s accounting practices, policies and procedures for foreign exchange as they may exist from time to time.  If at any time legal restrictions prevent the prompt remittance of any royalties with respect to Net Sales and Licensing Revenues in any jurisdiction, Del Mar may notify Valent and make such payments by depositing the amount thereof in local currency in a bank account or other depository in such country in the name of Valent, and Del Mar will have no further obligations under this Agreement with respect thereto.

4.9	Taxes

Del Mar may deduct from any royalty amounts it is required to pay pursuant to this Agreement any amount withheld for or due on account of any taxes (other than taxes imposed on or measured by Del Mar’s net income, capital or branch profits) or similar governmental charge imposed by any jurisdiction (“Withholding Taxes”).  Withholding Taxes will be remitted by Del Mar to the proper taxing authority.  Proof of payment will be provided promptly by Del Mar to Valent.  The timing of Del Mar furnishing the proof will be governed by applicable tax laws and applicable tax authorities.  At Valent’s request, Del Mar will reasonably assist Valent in pursuing the refund or credit of such tax, if such refund is appropriate in Valent’s determination.

4.10	Records Retention; Audit

(a)
Record Retention.  Del Mar will maintain (and will ensure that its Affiliates will maintain) complete and accurate books, records and accounts that fairly reflect their respective Net Sales and Licensing Revenues in sufficient detail to confirm the accuracy of any payments required hereunder, which books, records and accounts will be retained by Del Mar until the longer of three (3) years after the end of the period to which such books, records and accounts pertain or any retention period under applicable law.

(b)
Audit.  Valent will have the right to have an independent chartered accounting firm of nationally recognized standing, reasonably acceptable to Del Mar, to have access during normal business hours, and upon reasonable prior written notice, to such of the records of Del Mar and its Affiliates as may be reasonably necessary to verify the accuracy of such Net Sales and Licensing Revenues for any Calendar Year ending not more than thirty-six (36) months prior to the date of such request; provided, however, that Valent will not have the right to conduct more than one such audit in any twelve (12)-month period unless any prior audit reveals a material misstatement or misrepresentation by Del Mar in its reporting, accounting or record keeping of Net Sales or Licensing Revenues pursuant to this Agreement, in which case Valent may conduct subsequent additional audit(s) in the same (12)-month period in order to verify that the misstatement or misrepresentation has been corrected.  The accounting firm will disclose to each Party whether such Net Sales and Licensing Revenues, as applicable, are correct or incorrect and the specific details concerning any discrepancies.  No other information will be provided to Valent.  Valent will bear the cost of such audit unless the audit reveals a variance of more than five percent (5%) from the reported results, in which case Del Mar will bear the reasonable cost of the audit.  The results of such accounting firm will be final, absent manifest error.

(c)
Payment of Additional Royalties.  If, based on the results of such audit, additional payments are owed by Del Mar under this Agreement, Del Mar will make such additional payments, within forty-five (45) days after the date on which such accounting firm’s written report is delivered to Del Mar.

(d)
Confidentiality.  Valent will treat all information subject to review under Section 4.10 in accordance with the confidentiality provisions of Article 5 and will cause its accounting firm to enter into a reasonably acceptable confidentiality agreement with Del Mar obligating such firm to maintain all such financial information in confidence pursuant to such confidentiality agreement.

ARTICLE 5
CONFIDENTIALITY

5.1	Confidentiality

Each Party shall hold this Agreement and the terms and conditions herein, and Valent shall hold any confidential Materials and all information subject to review under Section 4.10 (all of which shall be deemed the confidential information of Del Mar regardless of which Party disclosed such information to the other Party), strictly confidential and shall not disclose them nor the existence or any copy of this Agreement to any Person without the prior written permission of the other Party, except:

(a)
to its Affiliates and their respective directors, shareholders, employees and consultants who have a need to know, each of whom prior to disclosure must be bound by obligations of confidentiality at least equivalent in scope to those set forth in this Article 5,

(b)
if required by applicable law, regulation or stock exchange regulation, provided, however, that the disclosing Party shall (i) provide the other Party with reasonable advance notice of and an opportunity to comment on any such required disclosure, (ii) if requested by such other Party, seek confidential treatment with respect to any such disclosure to the extent available, and (iii) use good faith efforts to incorporate the comments of such other Party in any such disclosure or request for confidential treatment;

(c)
to the extent needed to disclose to any Third Party actual or potential shareholders, lenders, licensees or licensors, sub-contractors, customers, acquirers or merger candidates; existing or potential pharmaceutical collaborators; investment bankers; existing or potential investors, venture capital firms or other financial institutions or investors for purposes of obtaining financing, each of whom prior to disclosure must be bound by a duty of non-disclosure; or

(d)
in the case of Del Mar, to any Regulatory Authority as required in connection with any filing, application or request for Regulatory Approval for Products; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information.

5.2	Press Releases

Press releases or other similar public communication by either Party relating to this Agreement, shall be approved in advance by the other Party, which approval shall not be unreasonably withheld or delayed, except for those communications required by applicable law, regulation or stock exchange regulation (which shall be provided to the other Party as soon as practicable after the release or communication thereof), disclosures of information for which consent has previously been obtained, and information of a similar nature to that which has been previously disclosed publicly with respect to this Agreement, each of which shall not require advance approval.

ARTICLE 6
PROSECUTION AND MAINTENANCE

6.1	Assigned Patents

Del Mar shall, at its own expense and at its discretion, file, maintain, prosecute and defend all Assigned Patents. At the request of Del Mar, Valent shall provide reasonable cooperation in connection with such filing, prosecution, maintenance or defense. Del Mar shall reimburse Valent for any reasonable out-of-pocket expenses or costs incurred in connection with such cooperation.

6.2	Del Mar to Consult with Valent for a Certain Period

Until such time as Del Mar completes a Financing Transaction or the Reacquisition Option Period expires (the “Patent Prosecution Consultation Period”), Del Mar shall keep Valent informed on an ongoing basis regarding filing, prosecution and maintenance of the Assigned Patents and any actions which require to be taken in relation thereto. During the Patent Prosecution Consultation Period, Del Mar shall keep Valent informed of all filings related to such filing, prosecution or maintenance reasonably in advance of any relevant actions and deadlines and shall consider in good faith the requests and suggestions of Valent with respect to strategies for filing, prosecuting, maintaining and extending the Assigned Patents.  During the Patent Prosecution Consultation Period, if Del Mar at its discretion decides to abandon any of the Assigned Patents in any country, Del Mar shall, before so doing, offer to assign such Assigned Patents in that country to Valent free of any payment whatsoever and shall give Valent reasonable time to effect such assignment before abandoning such Assigned Patent.  With effect from the date Valent takes assignment of such Assigned Patents in that country, Del Mar’s right under this Agreement in respect of that Assigned Patent in that country and Del Mar’s right to file, prosecute, maintain and defend that Assigned Patent in that country under this Agreement shall cease.  After expiry of the Patent Prosecution Consultation Period, Del Mar shall not be obligated to keep Valent informed regarding filing, prosecution and maintenance of the Assigned Patents or any actions which require to be taken in relation thereto.

ARTICLE 7
ENFORCEMENT

7.1	Notification

In the event that Valent obtains knowledge of any infringement or misappropriation by a Third Party of any of the Assigned Patents or Materials, Valent shall inform Del Mar promptly of such infringement and provide Del Mar with any available evidence of such infringement or misappropriation.

7.2	Enforcement Rights of Valent

Del Mar shall have the right, but not the obligation, to commence, prosecute, and settle or otherwise compromise any dispute, action, suit, or proceeding involving or against any Third Party believed to have infringed or misappropriated any Assigned Patents or Materials.

7.3	Enforcement

Any dispute, action, suit or proceeding commenced by Del Mar to enforce its rights in and to the Assigned Patents and Materials shall be at its own cost and expense. Valent agrees to cooperate with Del Mar in any such dispute, action, suit or proceeding, in any way reasonably necessary, including being named as a party to such dispute, action, suit or proceeding commenced by Del Mar if so requested by Del Mar or required by law, and all reasonable out-of-pocket expenses incurred by Valent in connection therewith shall be reimbursed by Del Mar. Valent shall have no claim of any kind against Del Mar based on or arising out of Del Mar’s handling or settlement of or decisions concerning any such dispute, action, suit or proceeding, and Valent hereby irrevocably releases Del Mar from any such claim. Del Mar shall have the right to subsequently cease to pursue or withdraw from such dispute, action, suit or proceeding at any time.

7.4	Recoveries

All damages or other compensation of any kind recovered in such dispute, action, suit or proceeding commenced by Del Mar or from any settlement or compromise thereof shall be for the benefit of Del Mar and shall be deemed Net Sales, subject to its royalties obligations to Valent hereunder.

ARTICLE 8
REPRESENTATIONS, WARRANTIES AND DISCLAIMER

8.1	Mutual Representations

Each Party represents and warrants to the other Party that: (i) it has the right to enter into this Agreement; (ii) it is a corporation duly incorporated and existing under the laws of the jurisdiction of its incorporation and having the power, authority and capacity to enter into this Agreement and to carry out the transactions contemplated hereby, all of which will have been duly and validly authorized by all required corporate proceedings; and (iii) this Agreement, when executed and delivered by both Parties, will be a valid and binding agreement and obligation, enforceable against the Party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, arrangement, winding-up, moratorium, and similar laws of general application affecting the enforcement of creditors’ rights generally, and subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief or specific performance, is in the discretion of the court.

8.2	Representations of Valent

Valent represents and warrants to Del Mar that, as of the Effective Date:

(a)	Valent is the sole and exclusive owner of all right, title and interest in and to the Materials;

(b)	Valent is the sole and exclusive owner of all right, title and interest in and to the Assigned Patents;

(c)
the Assigned Patents identified on Schedule A include all patents and patent applications owned by Valent or its Affiliates on or prior to the Effective Date that cover 1,2,5,6-Dianhydrogalactitol.  There are no other US or unpublished foreign filings owned or controlled by Valent or its Affiliates filed prior to the Effective Date  that cover 1,2,5,6-Dianhydrogalactitol and uses thereof other than as set forth on Schedule A, nor does Valent have any intention to make any such filing;

(d)	Valent has the right to transfer to Del Mar good and clear title to the Assigned Patents and Materials free and clear of all claims, liens and encumbrances;

(e)
Valent is not a party to or threatened with any legal proceedings, claims or enquiries relating to the Assigned Patents or the Materials, and is not aware of any circumstances which would give rise to any such legal proceedings or enquiries;

(f)
Valent has timely made all filings, payments of fees and recordations with the applicable intellectual property or patent offices as required by applicable laws to maintain its interest in the Assigned Patents as set out on Schedule A, and all such registrations and applications remain in full force and effect and have not been abandoned or withdrawn;

(g)	to Valent’s best knowledge, the Assigned Patents set out on Schedule A list all inventors and owners of the Assigned Patents set out on Schedule A in accordance with applicable laws;

(h)	Valent has used commercially reasonable efforts to protect the secrecy of all confidential Materials;

(i)	Valent and its Affiliates have not assigned, charged or encumbered, or agreed to assign, charge or encumber, the Assigned Patents or the Materials;

(j)	Valent and its Affiliates have not granted, or agreed to grant, a license, in any form, for all or any portion of the Assigned Patents or the Materials;

(k)
Valent has made full and complete disclosure to Del Mar of all material facts and information that Valent has in its possession concerning any circumstances that could adversely affect in a material manner the proposed development, production or disposition of Products by Del Mar;

(l)	neither the execution and delivery of this Agreement, nor the completion of the purchase and sale contemplated herein will:

(i)
violate any of the terms and provisions of the constating documents of Valent, or any order, decree, statute, bylaw, regulation, covenant or restriction applicable to Valent, the Assigned Patens or Materials; or

(ii)	give any person the right to acquire, deal with or obtain any interest or right in any of the Assigned Patents or Materials; and

(m)	the summary of the existing Assigned Patents set out in Schedule A is true and correct in all material respects.

8.3	Covenant.

Valent covenants to use reasonable commercial efforts to cause its employees, Affiliates, consultants, and subcontractors who have had or will have access to confidential Materials to enter into non-disclosure agreements with Valent (if such Persons are not already parties to non-disclosure agreements with Valent) whereby each of such Persons will maintain such Materials as confidential.

8.4	Disclaimers.

Nothing contained in this Agreement shall be construed as (i) conferring any license or other right, by implication, estoppel or otherwise, under any IP of the other Party, except as herein expressly granted; or (ii) a warranty, condition or representation by either of the Parties hereto as to the validity or scope of any Assigned Patents.  EXCEPT AS EXPRESSLY PROVIDED UNDER THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS, WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OR CONDITION OF MERCHANTABILITY, MERCHANTABLE QUALITY, DURABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT OR ANY OTHER MATTER WITH RESPECT TO THE ASSIGNED PATENTS AND MATERIALS PROVIDED HEREUNDER.

8.5	Del Mar Acknowledgment

Valent make no representation or warranty and specifically disclaims any guarantee that the development of any Product will be successful, in whole or in part, or that the Assigned Patents and the Materials will be suitable for commercialization.

ARTICLE 9
INDEMNITY AND LIMITATIONS

9.1	Valent Indemnity

Valent shall defend, indemnify and hold harmless Del Mar, its Affiliates and its and their respective agents, directors, officers and employees, at Valent’s cost and expense, from and against any and all Losses incurred or imposed upon any of the foregoing indemnified parties in connection with any Third Party claims, suits, actions, demands or judgments arising out of (i) any breach by Valent of any of its representations, warranties or obligations pursuant to this Agreement, or (ii) the negligence or wilful misconduct of Valent.

9.2	Del Mar Indemnity

Del Mar shall defend, indemnify and hold harmless Valent, its Affiliates and its and their respective agents, directors, officers and employees, at Del Mar’s cost and expense, from and against any and all Losses incurred or imposed upon any of the foregoing indemnified parties in connection with any Third Party claims, suits, actions, demands or judgments arising out of (i) any breach by Del Mar of any of its representations, warranties or obligations pursuant to this Agreement, (ii) the negligence or wilful misconduct of Del Mar; or (iii) any injury, damage or loss resulting from any Product or Del Mar’s practice of the Assigned Patents and/or use of the Materials by Del Mar, its Affiliate, or licensees; other than as a result of the negligence or wilful misconduct of Valent.

9.3	Indemnification Procedure

When seeking indemnity under Section 9.1 or 9.2 hereof, each Party (the “Indemnified Party”) shall give notice to the other Party (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any threatened or asserted Third Party claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that:

(a)
the Indemnifying Party may so assume the defense of any such claim or any litigation resulting therefrom only if it shall give notice to the Indemnified Party of the Indemnifying Party’s decision to so assume such defense within thirty (30) Days after the date of the notice from the Indemnified Party of the Third Party claim as to which indemnity is sought and acknowledges in writing to the Indemnified Party that any Losses in connection with such claim or any litigation resulting therefrom are Losses for which the Indemnified Party shall be entitled to indemnification pursuant to this Agreement;

(b)
counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom (if such defense is assumed by the Indemnifying Party), shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld) and the Indemnified Party may participate in such defense with the Indemnified Party’s own counsel at the Indemnified Party’s own expense (unless (i) the employment of counsel by such Indemnified Party has been authorized by the Indemnifying Party; (ii) the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in the defense of such action; or (iii) the Indemnifying Party shall have failed to assume the defense as provided herein, in each of which cases the Indemnifying Party shall pay the reasonable fees and expenses of one law firm serving as counsel for the Indemnified Party, which law firm shall be subject to approval, not to be unreasonably withheld, by the Indemnifying Party);

(c)
the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement to the extent that the failure to give notice did not result in prejudice to the Indemnifying Party;

(d)
no Indemnifying Party, in the defense of any such claim or litigation, shall, except with the approval of each Indemnified Party, which approval shall not be unreasonably withheld, consent to entry of any judgment or enter into any settlement which (i) would result in injunctive or other relief being imposed against the Indemnified Party; or (ii) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation;

(e)
each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom; and

(f)
if the Indemnifying Party assumes the defense of the Third Party claim or litigation, the Indemnified Party shall not settle or agree to a judgment with respect to such claim or litigation without the consent of the Indemnifying Party.

9.4	Limitations

EXCEPT AS FOR LOSSES WHICH ARE SUBJECT TO INDEMNIFICATION OBLIGATIONS OF THE PARTIES, VALENT’S BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER THIS AGREEMENT, OR EITHER PARTY’S MISAPPROPRIATION OF THE OTHER PARTY’S IP:  UNDER NO CIRCUMSTANCES SHALL ANY PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL OR SPECIAL (EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), ARISING FROM ANY PROVISION OF THIS AGREEMENT, OR FOR LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS. EXCEPT AS PROVIDED IN THIS SECTION, THESE LIMITATIONS WILL APPLY TO ANY FORM OF ACTION, WHETHER ARISING UNDER STATUTE, CONTRACT (INCLUDING FUNDAMENTAL BREACH), TORT (INCLUDING NEGLIGENCE) OR OTHERWISE.

ARTICLE 10
TERM AND TERMINATION

10.1	Term

Unless sooner terminated in accordance with the terms of this Agreement, the term of this Agreement will begin upon the Effective Date and will continue in full force and effect on a country-by-country basis until Licensee has no remaining royalty obligations in a country as set forth in Article 4.

10.2	Termination for Breach

(a)
In the event that Del Mar breaches its payment obligations under this Agreement, Valent may immediately terminate this Agreement in the event that Del Mar has not remedied such breach within sixty (60) Days after Valent sends written notice specifying such breach to Del Mar.

(b)
Except as provided above in Section 10.2(a), either Party may at its sole discretion unilaterally terminate this Agreement in the event that the other Party materially breaches any of its obligations under this Agreement and does not cure such breach within thirty (30) Days after receipt of notice thereof.

10.3	Effect of Termination

(a)
In the event that Valent terminates this Agreement as provided above in Section 10.2(a), then effective as of the effective date of such termination, (i) Del Mar hereby assigns, conveys and transfers to Valent at no cost to Valent (A) all Del Mar’s then existing right, title and interest in and to the Assigned Patents and Materials; and (B) all know-how, regulatory filings, results, data and other related materials related to the development, manufacture and/or commercialization of the Products that are generated or otherwise obtained by or on behalf of Del Mar, its Affiliates or licensees and that Del Mar has the right to so transfer, assign and convey to Valent without violating any other agreement or arrangement with any Third Party; and (ii) Del Mar hereby grants Valent a non-exclusive, fully-paid, royalty-free, perpetual, worldwide and non-transferable (except as provided in Section 11.1) license, with the right to grant sublicenses, under all IP controlled by Del Mar that is incorporated into the Products and that Del Mar has the right to so license to Valent without violating any other agreement or arrangement with any Third Party, to develop, make, have made, use, offer for sale, sell and import the Products.

(b)
Except as provided in Section 10.3(a), termination or expiration of this Agreement for any reason will not result in any right, title or interest in or to the Assigned Patents and Materials revesting in Valent, all of which shall remain the property of Del Mar; provided, however, following such termination or expiration of this Agreement Del Mar shall continue to be obligated to pay to Valent royalties on Net Sales and Licensing Revenues subject to and in accordance with the terms and conditions of this Agreement.

(c)
Termination of this Agreement for any reason shall not affect or impair the terminating Party’s right to pursue any legal remedy, subject to the terms of this Agreement, including, but not limited to, the right to recover damages, for any harm suffered or incurred by the terminating Party as a result of such breach or default.

(d)
Article 4, Article 5, Article 8, and Article 9, and Sections 10.3, 11.9, and such other provisions as may reasonably be expected to remain in force will survive the expiration or termination of this Agreement and will remain in full force and effect following such expiration or termination.

ARTICLE 11
MISCELLANEOUS PROVISIONS

11.1	Assignment

This Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of  the other Party; provided, however, that (i) either Party may assign this Agreement and any of its rights and obligations, without the consent of the other Party, to any of its Affiliates as part of an internal restructuring or reorganization; and (ii) either Party may assign this Agreement and any of its rights and obligations, without the consent of the other Party, in connection with the transfer or sale of all or substantially all of its assets or business to which this Agreement relates or in the event of its merger, consolidation, combination (including by plan of arrangement) with another Person. If Del Mar merges, consolidates or combines into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or sells all or substantially all of its assets or business to which this Agreement relates to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Del Mar shall assume the obligations set forth in this Agreement. In particular, without limiting the aforesaid, Del Mar will not assign any of the Assigned Patents unless such assignment is specifically made subject to the terms of this Agreement.  Any purported assignment in contravention of this Section 11.1 shall, at the option of the non-assigning Party, be null and void and of no effect. No assignment shall release either Party from responsibility for the performance of any accrued obligation of such Party hereunder. This Agreement shall be binding upon and enforceable against the successor to or any permitted assignees from either of the Parties hereto.

11.2	Waiver

No provision of this Agreement may be waived except in writing by the Parties hereto. No failure or delay by any Party hereto in exercising any right or remedy hereunder or under applicable law will operate as a waiver thereof, or a waiver of any right or remedy on any subsequent occasion.

11.3	Severability

If any provision of this Agreement or any part of any provision (in this Section called the “Offending Provision”) is declared or becomes unenforceable, invalid or illegal for any reason whatsoever including, without limiting the generality of the foregoing, a decision by any competent courts, legislation, statutes, bylaws or regulations or any other requirements having the force of law, then the remainder of this Agreement will remain in full force and effect as if this Agreement had been executed without the Offending Provision.  Upon such determination that any term or other provision is unenforceable, invalid or illegal, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

11.4	Counterparts

This Agreement may be executed in duplicate, each of which shall be deemed to be original and both of which shall constitute one and the same Agreement.

11.5	No Agency

Nothing herein contained shall be deemed to create an agency, joint venture, amalgamation, partnership or similar relationship among the Parties.

11.6	Notices

All communications between the Parties with respect to any of the provisions of this Agreement will be sent to the addresses set out below, or to such other addresses as may be designated by one Party to the other by notice pursuant hereto, (i) by personal delivery (which shall be deemed received when delivered), (ii) by international express courier (which shall be deemed received when delivered), (iii) by prepaid, certified mail (which shall be deemed received by the other Party on the seventh Business Day following deposit in the mails), or (iv) by facsimile transmission, or other electronic means of communication (which shall be deemed received when transmitted), with confirmation by prepaid certified mail, given by the close of business on or before the next following Business Day:

(a)	If to Valent, at:

100 San Mateo Drive
Menlo Park, CA  94025  USA
Attn:  Dennis Brown, Ph.D.

Fax:  +1 (650) 365-5525

Email: dbrown@valenttech.com

(b)	If to Del Mar, at:

c/o Joseph Garcia – McCarthy Tétrault LP
Suite 1300, 777 Dunsmuir Street
Vancouver, BC  V7Y 1K2
Attn :  Jeffrey Bacha, B.Sc., M.B.A.

Fax :  +1 (604) 643-7900

Email : jgarcia@mccarthy.ca

11.7	Headings

The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

11.8	Entire Agreement

This Agreement contains the entire understanding of the Parties relating to the matters referred to herein, and supersedes all previous invitations, proposals, letters, correspondence, negotiations, promises, agreements, covenants, conditions, representations and warranties with respect to the subject matter of this Agreement.  There is no representation, warranty, collateral term or condition or collateral agreement affecting this Agreement, other than as expressed in writing in this Agreement.  This Agreement may only be amended by a written document, duly executed on behalf of the respective Parties.

11.9	Governing Law and Jurisdiction

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable therein without regard to conflict of law rules that would apply a different body of law.  The United Nations Convention on Contracts for the International Sale of Goods will not apply in any way to this Agreement or to the transactions contemplated by this Agreement or otherwise to create any rights or to impose any duties or obligations on any Party to this Agreement.  The Parties agree that, in the event of any dispute under this Agreement, the Parties shall first seek to resolve such dispute in good faith.  If such dispute cannot be resolved despite the Parties’ good faith efforts within a ninety (90) day period, then either Party may refer such dispute for binding arbitration to be conducted in New York, New York by the International Centre for Dispute Resolution in accordance with its International Arbitration Rules rules by a sole arbitrator to be agreed upon by the Parties.  In the event the Parties cannot agree on the identity of the arbitrator, the arbitrator shall be appointed by the International Centre for Dispute Resolution.  The arbitrator’s decision shall be binding upon both Parties and neither Party shall attempt to appeal or reverse such decision by any action, suit or otherwise.  Notwithstanding the foregoing, either Party will have the right to apply to a court of competent jurisdiction for a preliminary or interim injunction or other equitable relief to preserve the status quo or prevent irreparable harm pending resolution of the matter by arbitration.

11.10	Remedies not Exclusive

The remedies provided to the parties under this Agreement are cumulative and not exclusive to each other, and any such remedy will not be deemed or construed to affect any right which any of the Parties is entitled to seek at law, in equity or by statute.

11.11	Further Assurances

Each of the Parties will promptly execute and deliver to the other at the cost of the other such further documents and assurances and take such further actions as the other may from time to time request in order to more effectively carry out the intent and purpose of this Agreement and to establish and protect the rights, interests and remedies intended to be created in favour of the other.

11.12	Force Majeure

The failure or delay of any Party to this Agreement to perform any obligation under this Agreement solely by reason of acts of God, acts of civil or military authority, civil disturbance, war, strikes or other labour disputes or disturbances, fire, transportation contingencies, shortage of facilities, fuel, energy, labour or materials, or laws, regulations, acts or orders of any governmental agency or official, other catastrophes, or any other circumstance beyond its reasonable control (“Force Majeure”) will be deemed not to be a breach of this Agreement so long as the Party so prevented from complying with this Agreement has not contributed to such Force Majeure, has used reasonable efforts to avoid such Force Majeure or to ameliorate its effects, and continues to take all actions within its power to comply as fully as possible with the terms of this Agreement.  In the event of any such Force Majeure, performance of the obligations will be deferred until the Force Majeure ceases.  This Section will not apply to excuse a failure to make any payment when due.

11.13	Enurement

Subject to the restrictions on transfer contained in this Agreement, this Agreement will enure to the benefit of and be binding on the Parties and their respective successors and permitted assigns.

(Signature page follows.)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the 12th day of September, 2010 (the “Effective Date”), by their duly authorized representatives.

VALENT TECHNOLOGIES LLC

Per:       /s/ Dennis Brown

Name:  Dennis Brown
Title:    Chairman

DEL MAR PHARMACEUTICALS (BC) LTD.

Per:      /s/ Jeffrey Bacha

Name:   Jeffrey Bacha
Title:     President & CEO

SCHEDULE A

ASSIGNED PATENTS

Dennis M. Brown:  [*]

Dennis M. Brown:  [*]

Dennis M. Brown:  [*]